Exhibit 99.1

Empery Digital Reports Operational Highlights and Second Quarter 2025 Financial Results

AUSTIN, TX, August 12th, 2025 – Empery Digital Inc. (NASDAQ: EMPD) (“Empery Digital'', the “Company” or “we”), the first all-electric, off-road powersports company, today reported its operational highlights and financial results for the quarter ended
June 30, 2025.

Company Highlights:

●	Initiated Bitcoin (“BTC”) treasury strategy and completed private placements raising over $481 million in net proceeds
●	Purchased over $473 million of Bitcoin
●	Increased ATM program by $1 billion and share repurchase program to $100 million
●	Launched EmperyDigital.com, providing real time portfolio metrics, and social media accounts to expand distribution of Company communications
●	Continuing to evaluate impact of tariffs on products

Effective as of July 17, 2025, the Company adopted a BTC treasury strategy with the goal of becoming a leading, low cost, capital efficient, globally trusted aggregator of BTC. On July 21, 2025, we completed private placements with certain institutional and accredited investors for the sale of 44,414,189 shares of common stock and pre-funded warrants to purchase an aggregate of 5,728,662 shares common stock with an exercise price of $0.00001. The Company received net cash proceeds of approximately $481 million.

At the time of this release, we have acquired 4,026.71 BTC for an aggregate purchase price of approximately $473 million, reflecting an average purchase price of $117,546 per BTC.

The Company amended its At-The-Market Issuance Sales Agreement which increased the maximum capacity of the program by $1 billion, in addition to the $90 million available under its existing ATM program. The Company filed a shelf registration statement to register the shares underlying such agreement on July 30, 2025. In addition, the board of directors of the Company approved a $100 million common stock repurchase program.

On August 6, 2025, the Company launched EmperyDigital.com, which includes real-time portfolio metrics updating the market on BTC holdings and key valuation metrics. The Company has also launched various social media accounts where the Company can provide updates to the BTC treasury strategy and where Ryan Lane, the Company’s Co-CEO can explain the various ways Empery Digital thinks about efficiently adding BTC per share and opine on various topics and happenings within the blockchain ecosystem where he believes he has expertise.

Website Homepage: https://www.emperydigital.com/

Treasury Dashboard: https://www.emperydigital.com/treasury-dashboard

X (f/k/a Twitter) Account: https://x.com/EMPD_BTC

Treasury Instagram Account: https://www.instagram.com/empd_btc

YouTube Account: https://www.youtube.com/@emperydigital

Mobility Instagram Account: https://www.instagram.com/Volcon.ev/

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These channels may be updated from time to time on our investor relations website. The information we post through these channels may be deemed material. The Company intends to use these channels as a means of complying with its disclosure obligations under Regulation FD and to provide broad, non-exclusionary distribution of information regarding the Company to the public, including information regarding market data for the Company’s BTC holdings and key valuation metrics. Accordingly, investors are encouraged to monitor them in addition to our investor relations website, press releases, SEC filings, and public conference calls and webcasts. This list may be updated from time to time.

On April 2, 2025, the U.S. imposed reciprocal tariffs on imports from various countries including China and Vietnam starting with a 10% baseline tariff. We continue to monitor the ongoing tariff situation, and we will modify our mobility business accordingly.

John Kim, the Company’s Co-CEO, stated “tariffs imposed by the current administration continue to impact the Company’s cost for vehicles and parts manufactured in China and Vietnam. With the expected Vietnam tariff rate of 20%, the Company can continue sourcing from Vietnam, though it would likely result in a modest reduction in margins and a corresponding increase in retail pricing. The Company remains actively evaluating strategic alternatives, including U.S. assembly or shifting production as well as potentially adjusting selling prices to offset elevated import costs.”

Financial highlights:

Statement of Operations	3 Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024
Revenue	$702,936	$736,049	$986,916
Cost of goods sold	(851,476)	(781,383)	(3,138,559)
Gross Margin	(148,540)	(45,334)	(2,151,643)

Sales & Marketing	622,772	510,957	774,026
Product Development	221,159	388,523	519,483
General & Administrative	2,879,335	1,561,657	1,660,627
Total Operating Expenses	3,723,266	2,461,137	2,954,136
Loss from Operations	(3,871,806)	(2,506,471)	(5,105,779)
Other Income (Expense)	(28,091)	46,041	(111,590)

Net loss	$(3,899,897)	$(2,460,430)	$(5,217,369)

The financial results presented herein are subject to change pending completion of the audit of the Company’s annual financial statements.

●	Revenue: The Company’s revenue for the second quarter of 2025 was $0.7 million compared to $0.7 for the first quarter of 2025 and $1.0 million for the fourth quarter of 2024. Revenue for the second quarter of 2025 represents revenue from the sale of Brats of $0.2 million, HF1s of $0.3 million, MN1-Adventurers of $0.1 million, and MN1-Tradesman of $0.1 million. Revenue for the first quarter of 2025 includes Grunt EVO revenue of $0.3 million, Brat revenue of $0.1 million, HF1 revenue of $0.1 million and MN1 revenue of $0.1 million. Revenue for the fourth quarter of 2024 includes Grunt EVO revenue of $0.3 million, Brat revenue of $0.4 million and $0.2 million for the adjustment of expired dealer rebates.

●	Cost of Goods Sold: Included in cost of goods sold for the fourth quarter of 2024 is a charge of $2.5 million for the termination of the Stag and EVO supply agreements, offset by a reduction in the settlement for Torrot of $0.7 million and a charge for the write down of Grunt EVO finished goods of $0.3 million. Absent the adjustments noted above, the Company’s gross margin is trending close to break even. There were no significant expense similar to the above in the second and first quarters of 2025.

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●	Operating Expenses: Operating costs for the second quarter of 2025 have remained generally consistent with the first quarter of 2025 which decreased across all categories compared to the fourth quarter of 2024 as we focus on reducing operating costs while continuing to make investments in product sourcing and our sales team to continue to build our dealer network to generate sales of our products. Our product development costs have continued to decline in the second quarter of 2025 compared to the last prior two quarters since we no longer develop our vehicles which reduced prototype costs and payroll costs due to lower headcount requirements. Our general and administrative costs increased in the second quarter of 2025 by approximately $1.3 million with $1.1 million due to share-based compensation expense for stock options granted to our CEO and CFO which were approved by the stockholders at the Company’s annual stockholders meeting in May 2025. In addition, approximately $0.1 million of expenses were incurred for the annual stockholders meeting and the cost of completing our 1-for -8 reverse stock split in June 2025. General and administrative costs declined in the first quarter of 2025 due to lower legal fees due to the completion of settlements, lower product liability costs compared to the fourth quarter of 2024 and an adjustment for estimated franchise tax expense in the fourth quarter of 2024.

●	Net Loss: Net loss for the second quarter of 2025 was $3.9 million compared to $2.5 million for the first quarter of 2025 and $5.2 million for the fourth quarter of 2024. Net loss for the second quarter of 2025 and the fourth quarter of 2024 includes the recognition of a loss of $0.1 million for warrants issued in our November 2023 public offering as these warrants were deemed to be liabilities and are recorded at fair value with changes being recorded in income.

Statement of Cash Flows	3 Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024
Cash used in operations	$(3,718,211)	$(3,512,713)	$(3,765,549)
Cash used in investing activities	(1,943,911)	(261,016)	(31,668)
Cash (used in) provided by financing activities	(111,812)	19,147,118	183,159

Net change in cash and restricted cash	(5,773,934)	15,373,389	(3,614,058)
Cash at beginning of period	17,671,962	2,298,573	5,912,631
Cash at end of period	$11,898,028	$17,671,962	$2,298,573

●	Cash used in operations: Cash used in operations for all periods presented has remained generally consistent as the Company focused on reducing costs throughout 2024 and into early 2025.

●	Cash used in investing activities for the second quarter of 2025 includes the Company’s purchase of a 13 month, $2 million certificate of deposit that is collateral for our dealer floor plan financing which dealers may apply for to finance their inventory purchases. Cash used in the first quarter of 2025 was primarily for the purchase of tooling for a prototype motorcycle under development with a third party manufacturer.

●	Cash (used in) provided by financing activities: In the second quarter of 2025, the Company used proceeds $0.1 million to purchase shares of its common stock under the share repurchase program. In the first quarter of 2025, the Company sold common stock under its ATM program for net proceeds of $8.8 million and sold common stock units or pre-funded warrant units in an underwritten public offering for net proceeds of $10.7 million, offset by cash of $0.4 million used to repurchase shares of its common stock under its share repurchase program.

Investor information about the Company, including press releases, company SEC filings, and more can be found at http://ir.emperydigital.com.

About Empery Digital Inc.

Built on Principles, Powered by Blockchain

Effective as of July 17, 2025, the Company adopted a Bitcoin treasury strategy with the goal of becoming a leading, low cost, capital efficient, globally trusted aggregator of Bitcoin. Empery Digital (formerly Volcon) was founded as the first all-electric powersports company sourcing high-quality and sustainable electric vehicles for the outdoor community. The powersports brand will operate under the brand name Empery Mobility. Empery Mobility electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive and enjoyable outdoor experience.

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Empery Digital Contacts

Empery Digital Contacts

For Media: media@emperydigital.com

For Dealers: dealers@emperydigital.com

For Investors: investors@emperydigital.com

For Marketing: marketing@emperydigital.com

For Digital: digital@emperydigital.com

For more information on Empery Digital, including our treasury dashboard, or to see our vehicle line-up, visit: www.emperydigital.com

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as "anticipate," "expect," "plan," "could," "may," "will," "believe," "estimate," "forecast," "goal," "project," and other words of similar meaning. These forward-looking statements address various matters including our ability to successfully execute our BTC treasury strategy, fully utilize our ATM, repurchase our common stock, if tariffs will change for products manufactured for us in foreign countries, and whether we can continue to reduce costs. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, changes in business, market, financial, political and regulatory conditions; risks relating to the Company's operations and business, including the highly volatile nature of the price of Bitcoin and other cryptocurrencies; the risk that the Company's stock price may be highly correlated to the price of the digital assets that it holds; risks related to increased competition in the industries in which the Company does and will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; risks relating to the treatment of crypto assets for U.S. and foreign tax purpose, as well as those risks and uncertainties identified under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other information the Company has or may file with the SEC, including those disclosed under Item 8.01 of the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 17, 2025.

We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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